Press Release	Source: Stellar Pharmaceuticals Inc.

Stellar Pharmaceuticals Strong Product Sales in 2011;
Builds for the Future

MILTON ONTARIO — APRIL 2, 2012 -- Stellar Pharmaceuticals Inc. (OTCQB:SLXCF; OTCBB:SLXCF; PINK SHEETS: SLXCF) ("Stellar" or "the Company"), an emerging specialty pharmaceutical company with a primary focus on the acquisition, licensing, development and promotion of healthcare products in Canada, today announced financial results for the year ended December 31, 2011.  In this press release, all dollar amounts are expressed in Canadian currency and results are reported in accordance with United States generally accepted accounting principles (U.S. GAAP).

2011 Highlights
●	Domestic product sales increased 35.6%
●	International product sales increased 56.4%
●	Total product sales up 42.0%
●	Gross profits from product sales up 37.9%
●	Completes acquisition of Tribute Pharmaceuticals
●	Obtains exclusive license for MycoVa in Canada

For the year ended December 31, 2011, Stellar’s total revenues were $3,869,900, which includes total product sales of $3,855,700, an increase over 2010 of 42.0%.  Revenues from other sources were $14,200.  Domestic product sales in 2011 were $2,549,400, an increase of 35.6%, which included net sales from licensed domestic products, a new revenue source for Stellar, which added $572,300.  Total international sales for 2011 were $1,306,200, an increase over 2010 of 56.4%.  Excluding one-time licensing and milestone revenues of $1,851,100 booked in 2010, total revenues increased 34.1% over the same period in 2010.

Gross profit for the year was $2,426,500, down 32.5% compared to the same period in 2010, largely due to one-time royalty and licensing revenues in 2010.  Excluding one-time licensing fees mentioned above, gross profits increased by $682,800 or 39.2% in comparison to 2010.

During 2011, the Company completed a number of important transactions designed to build revenue and grow profits in the future.  On December 1, 2011, the Company acquired 100% of the outstanding shares of Tribute Pharmaceuticals Canada Ltd. and Tribute Pharma Canada Inc. ("Tribute"), creating a much larger North American specialty pharmaceutical company.  As a result, Stellar has gained access to a portfolio of existing products, as well as certain rights to the future development and distribution of therapeutic products within the Canadian and U.S. marketplace.  In December 2011, the acquisition resulted in $572,300 in additional revenue from licensed domestic product sales.

“The successful acquisition and integration of Tribute, strengthens the Company’s revenue and profit capabilities and delivers significant value for shareholders,” said Rob Harris, President  & CEO of Stellar.  “What made this transaction special, is that both companies individually were experiencing strong sales growth in 2011.”  Mr. Harris further noted, “Heading into 2012, momentum from product sales is strong and we expect double digit growth this year.  The expanded promotion of Bezalip® SR and Soriatane® is beginning to have a significant impact on sales.  According to IMS, at the end of February 2012 on a year-to-date basis, Bezalip SR grew by 11.3% compared to the same period in 2011 and Soriatane is up 20.4%.  Promotional efforts on NeoVisc® in Canada have more than doubled due to our expanded sales force as we take advantage of valuable synergies resulting from the acquisition.”  Mr. Harris went on to say, “In March 2012, Cambia® (diclofenac potassium for oral solution) obtained regulatory approval from Health Canada.  This approval was several months sooner than we anticipated and we believe it is reflective of the corroborative effort between the Company and Health Canada.”  As a result, the Company expects to launch Cambia in the second half of 2012.  Cambia is the only approved prescription NSAID in Canada for the treatment of acute migraine attacks with or without aura in adults over 18 years of age.  Cambia will compete in the migraine market in Canada, which is valued at approximately $150 million.  Cambia is the only available prescription NSAID studied and proven under guidelines published by the International Headache Society to reach statistically significant results for all four co-primary endpoints including pain free response, nausea free, photophobia free and phonophobia free.  In addition, Cambia works fast to reduce migraine pain with onset of action occurring within 30 minutes.

In 2012, Stellar will work diligently to pursue a regulatory filing with Health Canada for MycoVa™ (terbinafine topical suspension for nail fungus), a product to which Stellar obtained the exclusive Canadian distribution license for in late 2011.

Stellar continues to engage in licensing discussions for the distribution rights for NeoVisc® and Uracyst® in international territories and has recently met with the FDA in the United States to discuss a regulatory strategy for the approval of Bezalip® SR, a product that has already been approved in more than 40 countries around the world.

As a result of the acquisition and licensing activities, the Company’s current portfolio of assets includes nine medical products: NeoVisc®, NeoVisc® Single Dose, Uracyst®, BladderChek®, Bezalip® SR, Soriatane®, Cambia®, Daraprim®, and MycoVa™.

While the Company recorded a net loss for 2011 of $521,800, or $0.02 per common share, this was impacted by a number of one-time and unusual items, including an increase in selling, general and administrative expenses of $546,400, largely due to the inclusion of post-acquisition operating expenses of Tribute ($364,100), costs related to the acquisition of Tribute ($671,100), and a non-cash loss on disposal of equipment of $244,300.

As of December 31, 2011, the Company had cash and cash equivalents of $2,228,000 and remains debt free.

“Looking ahead, we have a number of exciting business development initiatives underway that we expect to enhance our growth going forward,” noted Mr. Harris.  “With the potential for new product acquisitions, licensing opportunities, growth from existing products and strengthening relationships with our existing and new partners in international markets, we are confident that our business strategy will create value for our shareholders in both the near and long-term.”

About Stellar Pharmaceuticals Inc.

Stellar Pharmaceuticals and its subsidiary, Tribute Pharmaceuticals, is an emerging Canadian specialty pharmaceutical company focused on the acquisition, licensing, development and management of pharmaceutical and healthcare products with its primary focus on the Canadian market.

Stellar markets Bezalip® SR (bezafibrate), Soriatane® (acitretin), NeoVisc® (1.0% sodium hyaluronate solution) and Uracyst® (sodium chondroitin sulfate solution 2%) in the Canadian market.  Additionally, NeoVisc® and Uracyst® are commercially available and are sold globally through various international partnerships.  Stellar is currently in negotiations to license both NeoVisc® and Uracyst® in the United States and other international markets.

Forward-Looking Statements

This press release contains certain forward-looking statements about Stellar Pharma as defined in the Private Securities Litigation Reform Act of 1995, which statements can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "anticipate", "estimate", "predict", "plan" or "continue" or the negative thereof or other variations thereon or comparable terminology referring to future events or results.  Forward-looking statements, by their nature, are subject to risks and uncertainties. Stellar's actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including general economic conditions, the ability of Stellar to successfully integrate operations, and the timing of expenditures and expansion opportunities, any of which could cause actual results to vary materially from current results or anticipated future results.  See Stellar’s reports filed with the Canadian Securities Regulatory Authorities and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from results referred to in forward-looking statements.  Stellar assumes no obligation to update the information contained in this press release to update forward-looking statements to reflect changed assumptions, the occurrence of anticipated events or changes in future operating results, financial condition or business over time.

For further information on Stellar Pharma, visit http://www.stellarpharma.com and for information on its subsidiary please visit http://www.tributepharma.com.

CONTACTS:

Stellar Pharmaceuticals Inc.
Scott Langille CFO 519-434-1540 scott.langille@stellarpharma.com	or	Arnold Tenney Chairman 705-445-9505

STELLAR PHARMACEUTICALS INC.
CONSOLIDATED BALANCE SHEETS
(Expressed in Canadian dollars)
December 31

ASSETS	2011	2010
CURRENT
Cash and cash equivalents	$2,227,973	$4,352,285
Accounts receivable, net of allowance of $nil (2010 - $nil)	763,810	493,370
Inventories	870,630	611,676
Taxes recoverable	180,160	—
Loan receivable	15,814	15,814
Prepaid expenses and other receivables	124,101	99,433
Total current assets	4,182,488	5,572,578
PROPERTY, PLANT AND EQUIPMENT, net	1,207,462	1,568,729
GOODWILL	3,408,741	—
INTANGIBLE ASSETS, net)	10,409,744	139,287
Total assets	$19,208,435	$7,280,594
LIABILITIES
CURRENT
Accounts payable and accrued liabilities	$2,684,542	$802,800
Product returns liability	—	112,500
Amount payable and contingent consideration due)	2,684,542	—
Warrant liability	2,543	—
Total current liabilities	4,311,374	915,300

LONG TERM WARRANT LIABILITY	—	216,823
DEFERRED TAX LIABILITY	1,524,200	—
Total liabilities	5,835,574	1,132,123

Contingencies and commitments

SHAREHOLDERS’ EQUITY
CAPITAL STOCK
AUTHORIZED
Unlimited Non-voting, convertible redeemable and retractable preferred shares with no par value
Unlimited Common shares with no par value

ISSUED
Common shares 37,610,042 (2010 – 24,585,040)	16,469,621	9,055,982
Additional paid-in capital options	1,277,830	945,298
	17,747,451	10,001,280
DEFICIT	(4,374,590)	(3,852,809)
Total shareholders’ equity	13,372,861	6,148,471
Total liabilities and shareholders’ equity	$19,208,435	$7,280,594

STELLAR PHARMACEUTICALS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE
(LOSS) INCOME
(Expressed in Canadian dollars)
FOR THE YEARS ENDED DECEMBER 31

	2011	2010
REVENUES
Licensed domestic product net sales	$572,272	$—
Other domestic product sales	1,977,167	1,879,554
International product sales	1,306,215	835,381
Royalty and licensing revenues	14,227	2,022,383
TOTAL REVENUE FROM ALL SOURCES	3,869,881	4,737,318
COST OF SALES
Licensor sales and distribution fees	484,480	—
Cost of products sold	932,755	947,069
Write down of inventories	26,117	120,328
Product returns allowance	—	75,160
GROSS PROFIT	2,426,529	3,594,761
EXPENSES
Selling, general and administrative	3,034,740	2,488,278
Amortization of assets (non-manufacturing property, plant and equipment)	77,951	49,720
	3,112,691	2,537,998
(LOSS) INCOME FROM OPERATIONS	(686,162)	1,056,763

NON-OPERATING INCOME (EXPENSES)
Retirement payout	—	(401,000)
Change in warrant liability	214,280	(10,048)
Change in fair value of contingent consideration	(57,996)	—
Loss on disposal of equipment	(259,636)	(15,308)
Research and development	(49,977)	(115,471)
Acquisition and restructuring costs	(671,112)	—
Accretion expense	(6,888)	—
Interest income	18,910	10,772
NET (LOSS) INCOME AND COMPREHENSIVE (LOSS) INCOME FOR THE YEAR (before tax)	(1,498,581)	525,708
DEFERRED INCOME TAX (RECOVERY)	(976,800)	—
NET (LOSS) INCOME	$(521,781)	$525,708
(LOSS) EARNINGS PER SHARE - Basic	$(0.02)	$0.02
- Diluted	$(0.02)	$0.02
WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING - Basic	25,706,000	23,767,369
- Diluted	25,706,000	23,767,369

STELLAR PHARMACEUTICALS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in Canadian dollars)
FOR THE YEARS ENDED DECEMBER 31

	2011	2010
CASH FLOWS (USED IN) PROVIDED BY OPERATING ACTIVITIES
Net (loss) income	$(521,781)	$525,708
Items not affecting cash:
Deferred income tax (recovery)	(976,800)	—
Amortization	143,505	104,042
Loss on disposal of equipment	259,636	15,308
Issuance of equity instruments for services rendered	14,467	4,000
Change in warrant liability	(214,280)	10,048
Change in fair value of contingent consideration	57,996	—
Stock-based compensation	332,532	166,400
Accretion expense	6,888	—
Change in non-cash operating assets and liabilities	(113,611)	483,754
CASH FLOWS (USED IN) PROVIDED BY OPERATING ACTIVITIES	(1,011,448)	1,309,260

CASH FLOWS (USED IN) INVESTING ACTIVITIES
Additions to property, plant and equipment	(9,990)	(307,920)
Increase in other assets	(42,521)	(27,224)
Proceeds from sale of equipment	—	12,630
Acquisition, net of cash acquired	(1,036,110)	—
CASH FLOWS (USED IN) INVESTING ACTIVITIES	(1,088,621)	(322,514)

CASH FLOWS (USED IN) PROVIDED BY FINANCING ACTIVITIES
Stock options exercised	—	69,000
Issuance costs	(24,243)	(42,273)
Private placement units issued for cash	—	1,013,600
CASH FLOWS (USED IN) PROVIDED BY FINANCING ACTIVITIES	(24,243)	1,040,327

CHANGE IN CASH AND CASH EQUIVALENTS	(2,124,312)	2,027,073

CASH AND CASH EQUIVALENTS, beginning of year	4,352,285	2,325,212
CASH AND CASH EQUIVALENTS, end of year	$2,227,973	$4,352,285